Exhibit 5.2

The Tower at Peabody Place

100 Peabody Place, Suite 900

Memphis, TN 38103-3672

(901) 543-5900

March 29, 2013

Nationstar Mortgage LLC

Nationstar Capital Corporation

c/o Nationstar Mortgage LLC

350 Highland Drive

Lewisville, Texas 75067

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Nationstar Industrial Loan Company, a Tennessee corporation (the “Tennessee Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of certain Senior Notes (the “Exchange Notes”) issued as follows by Nationstar Mortgage LLC, a Delaware limited liability company, and Nationstar Capital Corporation, a Delaware corporation (together, the “Issuers”), to be offered in exchange for any and all of the Issuers’ outstanding Senior Notes originally issued as follows (the “Initial Notes” and, together with the Exchange Notes, the “Notes”):

Initial Notes	Date of Initial Notes	Exchange Notes	Indenture
$275,000,000 9.625% Senior Notes due 2019	April 25, 2012	Up to $275,000,000 9.625% Senior Notes due 2019	April 25, 2012
$100,000,000 9.625% Senior Notes due 2019	July 24, 2012	Up to $100,000,000 9.625% Senior Notes due 2019	April 25, 2012, supplemented as of July 24, 2012
$300,000,000 7.875% Senior Notes due 2020	September 24, 2012	Up to $300,000,000 7.875% Senior Notes due 2020	September 24, 2012
$100,000,000 7.875% Senior Notes due 2020	September 28, 2012	Up to $100,000,000 7.875% Senior Notes due 2020	September 24, 2012, supplemented as of September 28, 2012
$400,000,000 6.500% Senior Notes due 2021	February 7, 2013	Up to $400,000,000 6.500% Senior Notes due 2021	February 7, 2013
$200,000,000 6.500% Senior Notes due 2021	March 26, 2013	Up to $200,000,000 6.500% Senior Notes due 2021	February 7, 2013, supplemented as of March 26, 2013

bassberry.com

Nationstar Mortgage LLC, et al., p. 2

March 29, 2013

Each series of the Exchange Notes will be issued under an indenture dated as set forth above, and as the same may have been supplemented, if at all, as more particularly set forth above (each, an “Indenture”, and each Indenture for each series of Notes, collectively, the “Indentures”), among the Issuers, the guarantors listed in the Registration Statement (the “Guarantors”), including the Tennessee Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Each Indenture includes the guarantees of the applicable Exchange Notes by the Guarantors (collectively, the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents (the “Corporate Documents”):

(a)	a certified copy of the Charter of the Tennessee Guarantor filed July 17, 1998 at filing number 3537-0435 with the Secretary of State of the State of Tennessee, as amended by the Articles of Amendment to the Charter filed August 25, 2006 at filing number 5848-2606 with said office;

(b)	a certified copy of the Bylaws of the Tennessee Guarantor; and

(c)	certified copies of the resolutions of the Tennessee Guarantor’s board of directors approving the Indentures and the transactions contemplated thereby.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Tennessee Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the officer(s) of the Tennessee Guarantor set forth in the certification of the aforementioned documents.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that all signatures on any executed documents submitted to us are genuine.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Tennessee Guarantor is a validly existing corporation under the laws of the State of Tennessee.

Nationstar Mortgage LLC, et al., p. 3

March 29, 2013

2. Based solely on our review of the Corporate Documents, the execution and delivery of the Indentures have been duly authorized by all necessary corporate action on the part of the Tennessee Guarantor.

Insofar as the foregoing opinions relate to the valid existence of the Tennessee Guarantor, they are based solely on a certificate of existence for the Tennessee Guarantor dated March 26, 2013 received from the Secretary of State of the State of Tennessee.

The foregoing opinions are limited to the law of the State of Tennessee.

Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinions rendered herein are solely for the benefit of the Issuers and their successors and assigns in connection with the transactions that are the subject of the Indentures, and this opinion letter may not be delivered to or relied upon by any other person nor quoted or reproduced in any report or other document without our prior written consent in each case; provided, however, that (i) we hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the caption “Legal Matters” (in giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder) and (ii) a copy of this opinion letter may be furnished to your regulators, accountants, attorneys and other professional advisors for the purpose of confirming its existence, and this opinion letter may be disclosed in connection with any legal or regulatory proceeding relating to the subject matter hereof.

Very truly yours,

/s/ Bass, Berry & Sims PLC

BASS, BERRY & SIMS PLC